Exhibit 10.2

                            EMPLOYMENT AGREEMENT


      THIS EMPLOYMENT AGREEMENT (the "Agreement"), made as of the 1st day of May, 1998, is entered into by Intelligent Controls, Inc., a Maine corporation with its principal place of business at 74 Industrial Park Road, Saco, Maine 04072 (the "Company"), and Alan Lukas, an individual residing at 16 Stapleford Drive, Falmouth, Maine 04105 (the "Executive").

                                  Recitals:

      A. The Executive is the founder of the Company and has served as President and Chief Executive Officer of the Company since 1978.

      B. The Executive and other members of the Company's Board of Directors have voted to appoint Roger E. Brooks as President and Chief Executive Officer of the Company as of May 1, 1998 or thereabouts.

      C. The Company and the Executive desire to define the Executive's future roles and responsibilities and to set forth the terms of the Company's continued employment of the Executive in these capacities.

      NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

      1. Term of Employment/Retention. (a) The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment (his "Employment") with the Company, commencing on May 1, 1998 (the "Commencement Date") and ending on June 30, 2000; provided, however, that the term of his Employment hereunder shall be automatically extended for periods of one (1) year after such date, unless and until the Company or the Executive shall have delivered to the other written notice of its or his election to terminate this Agreement as of such date or the end of any one-year extension period, such notice to be delivered at least ninety (90) days prior to the date of termination. The period of time during which the Executive is employed hereunder is hereafter referred to as the "Employment Period".

      (b) In addition, the Company hereby agrees to retain the Executive as Chairman of the Board of Directors and/or a consultant through June 30, 2003 or the date of the Annual Meeting of Shareholders in such year, whichever occurs first, and the Executive hereby accepts this retention (his "Retention"). If the Employment Period (as defined above) ends before such date, then the period of time between such date and the end of the Employment Period shall be referred to herein as the "Supplemental Retention Period". The Supplemental Retention Period may only be extended by written agreement of the Company and the Executive.

      2. Titles; Duties. (a) During the Employment Period, the Executive shall serve as a Vice President of the Company, subject to the general direction and control of the Chief Executive Officer of the Company. Initially the Executive's title shall be Vice President for Product Development, such title to be subject to appropriate adjustment if and when the Executive's duties as a Vice President are revised by the Chief Executive Officer or the Board of Directors (the "Board"). The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other executive duties and responsibilities as the Chief Executive Officer shall from time to time assign to him. The Executive agrees to devote his entire business time, attention and energies to the business and interests of the Company during the Employment Period; provided, however, that the Executive shall have the right to serve as a director of up to one other company. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company.

      (b) For at least two years from the date of this Agreement, the Company shall use its best efforts to cause the Board to designate the Executive as Chairman of the Board.

      (c) During the Supplemental Retention Period, the Executive shall (i) serve as Chairman of the Board if so designated by the Board and (ii) serve as a consultant to the Company. The Executive shall be required during the Supplemental Retention Period to make himself available for up to 400 hours of services per year. Either the Board or the Company's chief executive officer shall define the nature and timing of the Executive's services during such period, subject however to the Executive's prior approval (which shall not be unreasonably withheld).

      3.  Compensation and Benefits.

      (a) Salary. During the Employment Period, the Company shall pay the Executive, in equal bi-weekly installments, a base salary at the rate of $120,000 per year, subject to annual increases in the discretion of the Board based on the Executive's performance.

      (b) Bonuses. During the Employment Period, the Executive shall be eligible to receive an annual bonus of up to 25% of the Executive's annual base salary, the first of such bonuses to accrue beginning on the date as of which the Investment Agreement is executed. The Executive's eligibility to receive such bonus shall be dependent on the achievement of financial and operating objectives determined by the Board.

      (c) Additional Retainer. During the Employment Period and the Supplemental Retention Period, the Company shall also pay the Executive a retainer at the rate of $30,000, to be paid in equal bi-weekly installments. This retainer shall be for services to the Company as a Director and/or consultant, and shall be in lieu of any other compensation to which the Executive would otherwise be entitled as a Director of the Company or any of its subsidiaries.

      (d) Executive Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in any life insurance, medical, retirement, pension or profit-sharing or other benefit plans or arrangements now or hereafter generally made available by the Company to executive officers of the Company (collectively, the "Benefits"). The Benefits include, without limitation, participation in the Company's corporate membership at the Woodlands Country Club or a comparable facility, on terms equivalent to those in effect at the date of this Agreement. During the Supplemental Retention Period, the Executive and his family shall be entitled to participate in the Company's health insurance program, on the same terms as were in effect for him at the end of the Employment Period; provided that if the Executive and his family are ineligible to participate in such program, then the Company may instead reimburse him for the reasonable cost of obtaining comparable health insurance coverage.

      (e) Vacation. During the Employment Period, the Executive shall be entitled to vacations (taken consecutively or in segments), not to exceed an aggregate of four (4) weeks per year.

      (f) Expense Reimbursement. The Company shall reimburse the Executive for all reasonable expenses properly incurred by him on behalf of the Company in the performance of his duties hereunder and in accordance with policies set by the Board; provided that proper vouchers are submitted to the Company by the Executive evidencing such expenses and the purposes for which the same were incurred.

      (g) Future Stock Options. If and to the extent that the Company grants its executive officers stock options or other stock-related incentives, the Board shall in good faith consider whether the Executive should be permitted to participate in such incentives. Provided, however, that the Executive shall in no event be entitled to additional stock-related incentives in respect of (i) the purchase of 486,923 shares of common stock by Mr. Brooks pursuant to his restricted stock arrangement with the Company or (ii) grants of options under the 1998 Stock Option Plan (or successor plans) if the common stock underlying such options does not exceed 300,000 shares in the aggregate.

      4. Termination of Employment and/or Retention. The Executive's Employment and/or Retention shall terminate upon the occurrence of any of the following:

      (a) At the election of the Company, for cause, immediately upon written notice by the Company to the Executive. For purposes of this Agreement, "cause" shall be deemed to exist upon a good faith finding by the Board that the Executive has (i) committed an act constituting fraud, embezzlement or other felony, (ii) breached his fiduciary duties to the Company or (iii) wilfully failed to perform his duties and responsibilities hereunder. Provided, however, that during the Employment Period, the Company may not terminate his Retention for cause unless it has terminated his Employment for cause.

      (b) At the election of the Company, without cause, immediately upon written notice by the Company to the Executive, subject to the provisions of
Section 5(b).

      (c) The death or disability of the Executive. For purposes of this Agreement, "disability" shall mean the degree of incapacitation as a result of illness or accident and whether physical or mental which, in the opinion of an independent medical expert selected by the Company and approved by the Executive (which approval shall not be unreasonably withheld), makes it reasonably unlikely that the Executive will be able to perform his normal duties for a period of one hundred twenty (120) days, whether or not consecutive, during any 360-day period.

      (d) At the election of the Executive, for any reason, upon at least ninety (90) days prior written notice to the Company. Provided, however, that during the Employment Period the Executive may not terminate his Retention unless he has also offered to terminate his Employment.

      5.  Effect of Termination.

      (a) Termination by the Company for Cause. In the event the Executive's Employment (and/or Retention, as the case may be) is terminated for cause pursuant to Section 4(a), the Company shall pay or provide to the Executive the compensation and Benefits otherwise payable to him under
Section 3 through the last day of his actual Employment (and/or Retention, as the case may be) by the Company, but shall have no responsibility for any compensation or benefits to the Executive for any time period subsequent to such termination.

      (b) Termination by the Company without Cause. (1) In the event the Executive's Employment is terminated without cause pursuant to Section 4(b), the Company shall (i) continue to pay him, on a bi-weekly basis, his base salary specified in Section 3(a), as in effect at the time of such termination, for the twelve-month period commencing on the date of such termination (the "Severance Period"), and (ii) continue to provide him, through the Severance Period, with the Benefits to which he would otherwise have been entitled hereunder had his Employment not been terminated; provided, however, that if pursuant to terms of any plan or arrangement under which Benefits are provided the Company is unable to continue to provide those Benefits to the Executive for all or a portion of the Severance Period at a cost comparable to that which would apply if the Executive remained an employee of the Company, the Company shall have the right to discontinue providing those Benefits to the Executive and in lieu thereof to pay the Executive a cash amount equal to the cost to the Company of continuing to provide those Benefits for the remainder of such period, assuming the Executive remained an employee of the Company; and provided further, that in the event Executive has secured full time employment in a comparable position, the Severance Period shall be deemed to end as of the later of the date Executive has secured such comparable employment, or six
(6) months from the date of termination of his Employment. The Executive shall not have any obligation to seek or accept subsequent employment.

      (2) In the event the Executive's Retention is terminated without cause pursuant to Section 4(b), the Company through June 30, 2003 shall continue to (i) pay him, on a bi-weekly basis, the retainer specified in Section 3(c), as in effect at the time of such termination, and (ii) make health insurance benefits available to him and his family as specified in the last sentence of Section 3(d).

      (c) Termination due to Death. In the event the Executive's Employment and Retention is terminated due to his death, the Company shall pay or provide to the estate of the Executive the compensation and Benefits which would otherwise be payable to the Executive under Section 3 through the date of termination, but the Company shall have no responsibility for any compensation or benefits to the Executive or his estate for any time period subsequent to such termination.

      (d) Termination due to Disability. In the event the Executive's Employment and/or Retention is terminated due to his disability, the Company shall for the twelve-month period commencing on the date of such termination
(i) continue to pay him, on a bi-weekly basis, an amount equal to the difference between (A) his base salary under Section 3(a) plus (as the case may be) his retainer under Section 3(c), in each case as in effect at the time of such termination, and (B) the pre-tax equivalent amount received by the Executive pursuant to any disability insurance provided to the Executive by the Company and (ii) continue to provide him with the Benefits to which he would otherwise have been entitled hereunder had his Employment and/or Retention (as the case may be) not been terminated; provided, however, that if pursuant to terms of any plan or arrangement under which Benefits are provided the Company is unable to continue to provide those Benefits to the Executive for all or a portion of such twelve-month period at a cost comparable to that which would apply if the Executive remained an Executive of the Company, the Company shall have the right to discontinue providing those Benefits to the Executive and in lieu thereof to pay the Executive a cash amount equal to the cost to the Company of continuing to provide those Benefits for the remainder of such twelve-month period, assuming the Executive remained an Executive of the Company.

      (e) Voluntary Termination by the Executive. In the event the Executive's Employment and/or Retention is terminated by the Executive pursuant to Section 4(d), the Company shall pay or provide to the Executive the compensation and Benefits otherwise payable to him under Section 3 through the last day of his actual Employment and/or Retention (as the case may be) by the Company, but shall have no responsibility for any compensation or benefits to the Executive for any time period subsequent to such termination; provided, however, that upon such a termination by the Executive by reason of a relocation of the Executive to an office more than 50 miles from the Company's present location or by reason of a material breach of this Agreement by the Company, the Executive shall be entitled to the same compensation and benefits as in the case of a termination by the Company without cause pursuant to Section 4(b).

      (f) Termination upon Nonrenewal. If the Executive's Employment terminates on or before June 30, 2001 because the Company (but not the Executive) has given notice of nonrenewal in accordance with Section 1(a) above, then the Executive shall thereupon be entitled to the same severance pay and Benefits as would be provided under Section 5(b) upon a termination of his Employment by the Company without cause.

      6.  Confidential Information.

      (a) Confidential Information. The Executive acknowledges and understands that in the performance of his service as an employee under this Agreement, he will obtain knowledge of Confidential Information. The Executive agrees that he shall not, either during the Employment Period or at any time thereafter, except as required in the performance of his services for the Company, (i) use or disclose any Confidential Information outside the Company, or (ii) remove or aid in the removal from the premises of the Company any Confidential Information or any property or material relating thereto.

      (b) Delivery of Material. The Executive shall deliver promptly to the Company on the termination of his Employment and/or Retention (as the case may be), or at any other time the Company may so request, all memoranda, notes, records, reports, manuals, computer disks, videotapes, drawings, blueprints and other documents (and all copies thereof) which, and to the extent they, embody Confidential Information which he may then possess or have under his control.

      (c) Customer Lists. The Executive acknowledges that (i) all existing lists of customers, vendors and advertisers of the Company developed during the course of the Executive's Employment and/or Retention (as the case may be) by the Company are and shall be the sole and exclusive property of the Company and that the Executive neither has nor shall have any right, title or interest therein, (ii) such lists are and must continue to be confidential, and (iii) such lists are not readily accessible to competitors of the Company.

      (d) Definitions. For the purposes of this Section 6, "Confidential Information" shall mean any information, including, without limitation, trade "know-how", trade secrets, subscriber, advertiser and customer lists, pricing policies, operational methods, methods of doing business, technical processes, formulae, designs and design projects, inventions, software programs, business plans, projects, research projects, and other business affairs of the Company which (i) is or is designed to be used in the business of the Company or results from its research or development activities, and (ii) is conceived, developed, discovered or received by, or made available to, the Executive during the period that the Executive is employed or retained by the Company, in the course of his employment with or retention by the Company. Confidential Information does not include, and no restriction of the Executive contained in this Agreement shall apply to, any of the following information: (i) that at or prior to the time of its availability, disclosure to or development, conception or discovery by the Executive, was generally known by the public; (ii) was available to the public on a non-confidential basis prior to its availability, disclosure to or development, conception or discovery by the Executive; or (iii) is now or subsequently becomes rightfully known in the industry of which the Company is a part. The phrase "business of the Company" in Sections 6 and 7 shall mean the business in which the Company is now engaged or which may hereafter become engaged during the course of the Executive's Employment and/or Retention (as the case may be) by the Company. The term "Company" in Sections 6, 7 and 8 shall mean the Company and any subsidiary of the Company.

      7.  Non-Competition Covenants.

      (a) Non-Competition Covenants. The Executive agrees that he will not, during the Non-Competition Period, compete directly or indirectly with the business of the Company. The phrase "compete directly or indirectly with the business of the Company" shall mean (1) engaging or having a material interest, directly or indirectly, as owner, employee, officer, director, partner, sales representative, stockholder, capital investor, lessor, renderer of consultation services or advice, either alone or in association with others, in the operation of any aspect of a business or enterprise which is competitive with the business in which the Company is engaged during the Employment Period; (2) soliciting any employee of the Company to leave the employ of the Company; (3) soliciting any of the employees of the Company to become employees of any other person or entity; or (4) soliciting any customer of the Company with respect to the business of the Company.

      (b) Non-Competition Period. For the purposes of this Section 7, "Non-Competition Period" shall mean the period during which the Executive is employed by the Company and the one-year period commencing on the last day of the Executive's Employment and/or Retention (as the case may be) by the Company.

      8.  Injunctive and Other Equitable Relief.

      (a) The Executive acknowledges that the services to be rendered by him under the terms of this Agreement are of a special, unique and extraordinary character, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in any action at law. By reason of this, the Executive consents and agrees that if he violates any of the provisions of Section 6 and 7 hereof, the Company shall be entitled, in addition to any other remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief for a breach by the Executive of Sections 6 and 7 of this Agreement. This Section 8 shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

      (b) Any waiver by the Company of a breach of any provision of Section 6 and 7 hereof shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

      (c) The Executive agrees that each provision of Section 6 and 7 shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of the other clauses herein. Moreover, if one or more of the provisions contained in
Section 6 and 7 shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

      (d) The Executive's obligations under Section 6 and 7 shall survive the termination of his Employment and/or Retention (as the case may be) regardless of the manner of such termination and shall be binding upon his heirs, executors, administrators and legal representatives.

      9. Other Agreements. The Executive hereby represents and warrants that he is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of his employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party. The Executive further represents and warrants that his performance of all the terms of this Agreement and as an Executive of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him in confidence or in trust prior to his employment with the Company.

      10. Entire Agreement; Amendments. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party except as expressly set forth herein. This Agreement supersedes and cancels all prior agreements between the parties, whether written or oral, relating to the employment of the Executive. No alteration, amendment or modification of any of the terms and provisions hereof shall be valid unless made pursuant to an instrument in writing signed by all of the parties hereto.

      11. Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Maine.

      12. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class, postage prepaid, certified mail, return receipt requested, or sent by nationally recognized overnight courier service, to each of the parties at its or his address as set forth at the beginning of this Agreement or as any of the parties may designate in conformity with the foregoing.

      13. Headings. The Section headings set forth in this Agreement are for reference purposes only and shall not be considered as part of this Agreement in any respect nor shall they in any way affect the substance of any provisions contained in this Agreement.

      14. Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. In addition, this Agreement shall be binding upon and inure to the benefit of the Executive and his heirs, legal representatives and assigns; provided, however, that the obligations of the Executive hereunder may not be assigned without the prior written approval of the Board.

      15. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

      16. Dispute Resolution. In the event of any controversy or claim arising out of or relating to the Executive's Employment and/or Retention (as the case may be), this Agreement or any act or omission of a party hereunder (a "dispute"), either party (by written notice to the other) may invoke the procedures of this Section. Promptly after such notice is given, the Executive and one or more disinterested representatives of the Company's Board of Directors will meet to attempt to negotiate a settlement of all pending disputes. If for any reason the Executive and the Company have not entered into a written settlement of the dispute(s) within 30 days after the original notice, either party may within one year of the original notice give notice demanding arbitration. Thereafter all pending disputes shall be settled by arbitration before a panel of three arbitrators, in accordance with the rules of the American Arbitration Association pertaining to employment disputes (or such other rules and procedures as the parties may hereafter consent to in writing). The arbitration shall occur in Portland, Maine, or such other location as is mutually acceptable to the parties. Except as the parties may hereafter consent in writing, the arbitrator(s) shall be required to decide each claim in accordance with applicable law and to set forth briefly in writing the award, the rationale of the decision, and those facts considered by the arbitrator(s) to be material to such decision. The arbitral award shall be deemed binding upon each party, and judgment on the award may be entered in any court having jurisdiction thereof. This agreement to arbitrate shall be enforceable under the Uniform Arbitration Act. In any action to compel arbitration under this Section or to enforce an arbitral award, the prevailing party shall be entitled to an award of its reasonable expenses, including attorneys fees.

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                       INTELLIGENT CONTROLS, INC.


                                       By: /s/ Roger E. Brooks
                                       Title: President/CEO


                                       EXECUTIVE:
                                       /s/ Alan Lukas
                                       ALAN LUKAS